Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS

Atlanta, Georgia May 8, 2017 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights:

•	Net sales of $126.6 million increased 10.7% over the prior-year first quarter.

•	Net income of $22.4 million increased 6.2% over the prior-year first quarter.

•	Adjusted EBITDA of $30.4 million increased 7.8% over the prior-year first quarter.

•	Earnings per unit of $0.54 for the quarter increased 5.9% over the prior-year first quarter of $0.51.

•	Quarterly distribution declared per unit of $0.567 increased by 0.5% over the prior-year first quarter.

•	Net cash provided by operating activities of $10.8 million decreased 70.7% over prior-year first quarter.

•
Distributable cash flow of $13.4 million increased 7.2% over the prior-year first quarter. The distribution coverage ratio was 1.17 and 1.11 for the three months ended March 31, 2017 and 2016, respectively.

Kirk Milling, CEO, commented: “While we are pleased we were able to deliver an 8% improvement in EBITDA compared to last year, the modest level of sales volume growth was below our expectations as we are still not realizing the full potential of our debottlenecking investments.  We are optimistic our annual production outage in April will yield improvements in our equipment utilization that will drive higher production levels as the year progresses.  Our first quarter results also reflect the initial benefits we hope to realize by leveraging Ciner’s global soda ash platform as we stabilized supply for our parent in Europe as their new capacity is phased in over the course of the year.
“Looking to the market, new developments in China to rationalize uneconomical and environmentally challenged capacity should provide some momentum for prices to rise further over the balance of the year, particularly in Asia.  Combined with improvements in cost of goods sold, we are optimistic we can build further on the progress we've made to start the year.”

2017 Outlook:
Our full year outlook, provided below, remains unchanged from the previously provided guidance disclosed in the fourth quarter and year end 2016 financial results except for our outlook on international prices:

•	We expect our soda ash total volume sold to increase 1% to 3%.

•	We are improving our outlook for international prices from flat to up 3% to up 3% to 5%.

•	We expect domestic pricing to be flat to down 3%.

•	Maintenance of business capital expenditures are planned to be in the range of $12 to $15 million.

•	Expansion capital expenditures are planned to be in the range of $23 to $28 million.

Financial Highlights	Three Months Ended March 31,
(Dollars in millions, except per unit amounts)	2017	2016	% Change

Soda ash volume produced (millions of short tons)	0.651	0.662	(1.7)%
Soda ash volume sold (millions of short tons)	0.671	0.660	1.7%
Net sales	$126.6	$114.4	10.7%
Net income	$22.4	$21.1	6.2%
Net income attributable to Ciner Resources LP	$10.9	$10.1	7.9%
Basic and Diluted Earnings per Limited Partner Unit	$0.54	$0.51	5.9%
Adjusted EBITDA (1)	$30.4	$28.2	7.8%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$15.1	$13.9	8.6%
Net cash provided by operating activities	$10.8	$36.8	(70.7)%
Distributable cash flow attributable to Ciner Resources LP(1)	$13.4	$12.5	7.2%
Distribution coverage ratio (1)	1.17	1.11	5.4%
(1)See non-GAAP reconciliations
Three Months Ended March 31, 2017 compared to Three Months Ended March 31, 2016
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended March 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2017	2016
Domestic	$49.1	$47.9	2.5%
International	77.5	66.5	16.5%
Total net sales	$126.6	$114.4	10.7%
Sales volumes (thousands of short tons):
Domestic	225.7	221.5	1.9%
International	445.1	438.6	1.5%
Total soda ash volume sold	670.8	660.1	1.6%
Average sales price (per short ton):
Domestic	$217.55	$216.35	0.6%
International	$174.03	$151.52	14.9%
Average	$188.68	$173.28	8.9%
Percent of net sales:
Domestic sales	38.8%	41.9%	(7.4)%
International sales	61.2%	58.1%	5.3%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 10.7% to $126.6 million for the three months ended March 31, 2017 from $114.4 million for the three months ended March 31, 2016, driven by an increase in total average sales price of 8.9%, and an increase in soda ash volumes sold of 1.6%. The increased sales are a result of increased domestic sales volumes and sales volumes to CIDT. Sales to CIDT include the cost of rail freight and the additional ocean freight.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 13.5% to $98.1 million for the three months ended March 31, 2017 from $86.4 million for the three months ended March 31, 2016, primarily due to increases in freight costs. The increase in freight costs was driven by higher export sales volumes. Freight costs to CIDT include the cost of rail freight and the additional ocean freight. In the three months ended March 31, 2016, international sales primarily consisted of transactions to ANSAC that only included the cost of rail freight.
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased 12.1% to $5.1 million for the three months ended March 31, 2017, compared to $5.8 million for the three months ended March 31, 2016. The reduction was primarily driven by lower selling and administrative fees relating to our affiliate, ANSAC, as well as lower professional services fees.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

	Three Months Ended March 31,
(Dollars in millions)	2017	2016
Capital Expenditures
Maintenance	$2.7	$1.0
Expansion	1.7	4.4
Total	$4.4	$5.4
Operating and Other Data:
Ore to ash ratio(1)	1.51: 1.0	1.51: 1.0
(1)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY
As of March 31, 2017, we had cash and cash equivalents of $11.4 million. In addition, we have approximately $91 million ($200 million, less $89 million outstanding and less standby letters of credit of $20 million) of remaining capacity under our revolving credit facilities. As of March 31, 2017, our leverage and fixed charge coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 1.05 and 1.10 respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $10.8 million during the three months ended March 31, 2017 compared to $36.8 million of cash generated during three months ended March 31, 2016, primarily driven by $18.5 million of working capital used in operating activities during the three months ended March 31, 2017 compared to $9.2 million of working capital provided by operating activities during the three months ended March 31, 2016.
Cash provided by operating activities during the three months ended March 31, 2017 were partially offset by cash used in investing activities of $6.0 million for capital expenditures and cash used in financing activities during the three month period of $13.1 million. The cash used in financing activities during the three months ended March 31, 2017 was due to distributions paid of $23.6 million, partially offset by net borrowings on the Ciner Wyoming revolving credit facility of $10.5 million.
Quarterly Distribution
On April 21, 2017, the Partnership declared its first quarter 2017 quarterly distribution of $0.567 per unit. This represents an increase of 0.5% over the distributions declared during the first quarter of 2016. The quarterly cash distribution is payable on May 15, 2017 to unitholders of record on May 1, 2017.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, May 9, 2017 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 8756011. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 8756011, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.cinerresources.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming LLC (“Ciner Wyoming”). Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”) and Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions, except per unit data)	2017	2016
Net sales:
Sales—affiliates	$77.5	$63.4
Sales—others	49.1	51.0
Net sales	126.6	114.4
Operating costs and expenses:
Cost of products sold	91.4	80.2
Depreciation, depletion and amortization expense	6.7	6.2
Selling, general and administrative expenses—affiliates	4.0	4.6
Selling, general and administrative expenses—others	1.1	1.2
Total operating costs and expenses	103.2	92.2
Operating income	23.4	22.2
Other income/(expenses):
Interest expense, net	(0.9)	(0.9)
Other, net	(0.1)	(0.2)
Total other expense, net	(1.0)	(1.1)
Net income	22.4	21.1
Net income attributable to non-controlling interest	11.5	11.0
Net income attributable to Ciner Resources LP	$10.9	$10.1
Other comprehensive loss:
Loss on derivative financial instruments	(2.3)	(1.1)
Comprehensive income	20.1	20.0
Comprehensive income attributable to non-controlling interest	10.4	10.5
Comprehensive income attributable to Ciner Resources LP	$9.7	$9.5

Net income per limited partner unit:
Common - Public and Ciner Holdings (basic and diluted)	$0.54	$0.51
Subordinated - Ciner Holdings (basic and diluted)	$—	$0.51
Net income per limited partner units (basic and diluted)	$0.54	$0.51

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	19.7	9.8
Weighted average subordinated units outstanding (basic and diluted)	—	9.8
Weighted average limited partner units outstanding (basic and diluted)	19.7	19.6

Cash distribution declared per unit	$0.567	$0.564

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	March 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$11.4	$19.7
Accounts receivable—affiliates	78.8	61.6
Accounts receivable, net	33.5	33.4
Inventory	19.2	19.0
Other current assets	1.6	2.3
Total current assets	144.5	136.0
Property, plant and equipment, net	253.9	256.1
Other non-current assets	20.8	21.0
Total assets	$419.2	$413.1
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.6	$8.6
Accounts payable	16.0	15.0
Due to affiliates	4.2	4.2
Accrued expenses	24.1	27.7
Total current liabilities	52.9	55.5
Long-term debt	99.9	89.4
Other non-current liabilities	10.7	9.0
Total liabilities	163.5	153.9
Commitments and Contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.6 units issued and outstanding at March 31, 2017 and 19.7 units issued and outstanding at December 31, 2016)	150.5	151.0
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at March 31, 2017 and December 31, 2016, respectively)	3.9	3.9
Accumulated other comprehensive loss	(2.8)	(1.6)
Partners’ capital attributable to Ciner Resources LP	151.6	153.3
Non-controlling interest	104.1	105.9
Total equity	255.7	259.2
Total liabilities and partners’ equity	$419.2	$413.1

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2017	2016

Cash flows from operating activities:
Net income	$22.4	$21.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	6.8	6.3
Other non-cash items	0.1	0.2
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable—affiliates	(17.2)	8.4
Accounts receivable, net	(0.1)	(0.4)
Inventory	(0.3)	(2.1)
Other current and other non-current assets	0.3	1.0
Increase/(decrease) in:
Accounts payable	1.8	(0.3)
Due to affiliates	—	(1.6)
Accrued expenses and other liabilities	(3.0)	4.2
Net cash provided by operating activities	10.8	36.8
Cash flows from investing activities:
Capital expenditures	(6.0)	(4.4)
Net cash used in investing activities	(6.0)	(4.4)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	20.0	—
Repayments on Ciner Wyoming credit facility	(9.5)	(6.5)
Distributions to common unitholders	(11.2)	(5.5)
Distributions to general partner	(0.2)	(0.2)
Distributions to subordinated unitholders	—	(5.4)
Distributions to non-controlling interest	(12.2)	(12.3)
Net cash used in financing activities	(13.1)	(29.9)
Net increase/(decrease) in cash and cash equivalents	(8.3)	2.5
Cash and cash equivalents at beginning of period	19.7	20.4
Cash and cash equivalents at end of period	$11.4	$22.9

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
(Dollars in millions, except per unit data)	2017	2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$22.4	$21.1
Add backs:
Depreciation, depletion and amortization expense	6.7	6.2
Interest expense, net	0.9	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.4	—
Adjusted EBITDA	30.4	28.2
Less: Adjusted EBITDA attributable to non-controlling interest	15.3	14.3
Adjusted EBITDA attributable to Ciner Resources LP	$15.1	$13.9

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$15.1	$13.9
Less: Cash interest expense, net attributable to Ciner Resources LP	0.4	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.3	1.0
Distributable cash flow attributable to Ciner Resources LP	$13.4	$12.5

Cash distribution declared per unit	$0.567	$0.564
Total distributions to unitholders and general partner	$11.4	$11.3
Distribution coverage ratio	1.18	1.11

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$10.8	$36.8
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)
Net change in working capital	18.5	(9.2)
Interest expense, net	0.9	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.4	—
Other non-cash items	(0.1)	(0.2)
Adjusted EBITDA	$30.4	$28.2
Less: Adjusted EBITDA attributable to non-controlling interest	15.3	14.3
Adjusted EBITDA attributable to Ciner Resources LP	15.1	13.9
Less: Cash interest expense, net attributable to Ciner Resources LP	0.4	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.3	1.0
Distributable cash flow attributable to Ciner Resources LP	$13.4	$12.5

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q1-2017	Q1-2017	Q4-2016	Q3-2016	Q2-2016	Q1-2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$87.7	$22.4	$20.4	$23.1	$21.8	$21.1
Add backs:
Depreciation, depletion and amortization expense	26.5	6.7	6.8	6.6	6.4	6.2
Interest expense, net	3.6	0.9	0.9	0.9	0.9	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.9	0.4	0.5	—	—	—
Adjusted EBITDA	118.7	30.4	28.6	30.6	29.1	28.2
Less: Adjusted EBITDA attributable to non-controlling interest	60.3	15.3	14.5	15.6	14.9	14.3
Adjusted EBITDA attributable to Ciner Resources LP	$58.4	$15.1	$14.1	$15.0	$14.2	$13.9

Adjusted EBITDA attributable to Ciner Resources LP	$58.4	$15.1	$14.1	$15.0	$14.2	$13.9
Less: Cash interest expense, net attributable to Ciner Resources LP	1.6	0.4	0.4	0.4	0.4	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	6.1	1.3	2.8	1.2	0.8	1.0
Distributable cash flow attributable to Ciner Resources LP	$50.7	$13.4	$10.9	$13.4	$13.0	$12.5

Cash distribution declared per unit	$2.274	$0.567	$0.570	$0.570	$0.567	$0.564
Total distributions to unitholders and general partner	$45.6	$11.4	$11.4	$11.4	$11.4	$11.3
Distribution coverage ratio	1.11	1.17	0.96	1.18	1.14	1.11

CONTACTS:

Ciner Resources LP

Investor Relations
Scott Humphrey
Director of Finance and Treasurer
(770) 375-2387
SHumphrey@ciner.us.com